Exhibit (j)(5)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 165 to Registration Statement No. 33-72424 on Form N-1A of our report dated November 20, 2015, relating to the financial statements and financial highlights of the Emerald Small Cap Value Fund (the “Fund”), a series of Financial Investors Trust, appearing in the Annual Report on Form N-CSR of the Fund for the year ended September 30, 2015, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/DELOITTE & TOUCHE LLP

January 28, 2016
Denver, Colorado